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EXHIBIT 99.1

          CITIZENS HOLDING COMPANY SIGNS AGREEMENT TO PURCHASE CB&T
              CAPITAL CORPORATION AND CITIZENS BANK AND TRUST CO.

PHILADELPHIA, Miss.--(BUSINESS WIRE)--March 13, 2002--Citizens Holding Company (Amex:CIZ) today announced that its subsidiary, The Citizens Bank of Philadelphia, has signed an Agreement and Plan of Share Exchange pursuant to which The Citizens Bank of Philadelphia will acquire in a cash transaction CB&T Capital Corporation and Citizens Bank and Trust Company of Louisville, Mississippi. The purchase price to be paid by The Citizens Bank of Philadelphia is tied to the book value of CB&T Capital Corporation at the end of the month immediately preceding the effective date of the acquisition. As of December 31, 2001, Citizens Bank & Trust Company had assets of approximately $69.7 million. The acquisition, if completed, will increase the assets of Citizens Holding Company to approximately $495 million.

Chairman of the Board Steve Webb stated, "We are pleased to have this important step in the acquisition of CB&T and Citizens Bank and Trust completed. We have requested approval for this purchase from our regulators and will complete this transaction promptly upon receipt of all required approvals."

The acquisition is subject to approval by bank regulatory authorities and will require approval of the shareholders of CB&T Capital Corporation. The transaction will be completed promptly after the receipt of all required approvals.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has sixteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com